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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of August 31, 2001 (this "Agreement"), among Digital Creative Development Corporation, a Utah corporation ("DCDC"), International Microcomputer Software, Inc., a California corporation ("IMSI") and DCDC Merge, Inc., a California corporation and a direct wholly owned subsidiary of IMSI ("Merger Sub").

                               W I T N E S S E T H

         WHEREAS, the Boards of Directors of DCDC, IMSI and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders for DCDC and IMSI to enter into a business combination upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such combination, the Boards of Directors of DCDC, IMSI and Merger Sub have each approved the merger (the "Merger") of DCDC with and into Merger Sub in accordance with the applicable provisions of the Utah Revised Business Corporation Act (the "Utah Revised B.C.A.") and the applicable provisions of the California Corporations Code (the "California Code"), and upon the terms and subject to the conditions set forth herein; and

         WHEREAS, pursuant to the Merger, each outstanding share of DCDC's common stock, $.01 par value (the "DCDC Common Stock"), shall be converted into the right to receive Common Stock, no par value, of IMSI (the "IMSI Common Stock"), upon the terms and subject to the conditions set forth herein.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, IMSI, DCDC and Merger Sub hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

Section 1.1       The Merger.

         (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, the Utah Revised B.C.A. and the California Code, DCDC shall merge with and into Merger Sub, the separate corporate existence of DCDC shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub is hereinafter sometimes referred to as the "Surviving Corporation."




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                 (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Article VII and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Lehman & Eilen LLP, 50 Charles Lindbergh Boulevard, Suite 505, Uniondale, New York 11553, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing").

         Section 1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Utah Revised B.C.A. (the "Utah Certificate of Merger") and by the California Code (the "California Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Utah and the Secretary of State of the State of California, as the case may be, in such form as required by, and executed in accordance with the relevant provisions of the Utah Revised B.C.A. and the California Code, as the case may be (the time of such filing being the "Effective Time").

         Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Utah Certificate of Merger, the California Certificate of Merger and the applicable provisions of the Utah Revised B.C.A. and the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of DCDC shall vest in the Surviving Corporation, and all debts, liabilities and duties of DCDC shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4 Certificate of Incorporation and By-Laws.

                 (a) Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the California Code and such Certificate of Incorporation. Such Certificate of Incorporation shall provide for the issuance of a new series of preferred stock having the same rights, preferences and privileges as the DCDC Series C 10% Cumulative Redeemable Preferred Stock (the "New Series C Preferred Stock") and the DCDC Series D Preferred Stock (the "New Series D Preferred Stock"), if not earlier converted.

                 (b) By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the California Code, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

         Section 1.5 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of DCDC, IMSI, the Merger Sub or the holders of any of the following securities:



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                 (a) Conversion of Securities. Each share of DCDC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of DCDC Common Stock to be cancelled pursuant to Section 1.5(b)) shall be converted into the right to receive such number of validly issued, fully paid and nonassessable shares (the "IMSI Shares") of IMSI Common Stock such that the stockholders of DCDC immediately preceding the Effective Time shall own in the aggregate, fifty-one percent (51%) of IMSI's outstanding Common Stock immediately following the Effective Time. For the purposes hereof, the 400,000 shares of DCDC Common Stock issuable upon conversion of the DCDC Series D Preferred Stock shall be deemed to be issued and outstanding.

                 (b) Cancellation. Each share of DCDC Common Stock held in the treasury of DCDC immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

         Section 1.6 Exchange of Certificates.

                 (a) Exchange Agent. At or prior to the Effective Time, IMSI shall supply, or shall cause to be supplied, to or for the account of [_____________], or such other bank or trust company designated by IMSI and reasonably satisfactory to DCDC (the "Exchange Agent"), in trust for the benefit of the holders of DCDC Common Stock, for exchange in accordance with this
Section 1.6, through the Exchange Agent, certificates evidencing IMSI Shares issuable pursuant to Section 1.5(a) in exchange for outstanding shares of DCDC Common Stock.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, IMSI will instruct the Exchange Agent to mail to each holder of record of certificates evidencing DCDC Common Stock ("DCDC Certificates"): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the DCDC Certificates shall pass, only upon proper delivery of the DCDC Certificates to the Exchange Agent and shall be in such form and have such other provisions as IMSI may reasonably specify); and (ii) instructions to effect the surrender of the DCDC Certificates in exchange for certificates evidencing IMSI Shares ("IMSI Certificates"). Upon surrender of a DCDC Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and such other customary documents as may be required pursuant to such instructions, the holder of such DCDC Certificate shall be entitled to receive in exchange therefor: (A) IMSI Certificates which such holder has the right to receive in accordance with
Section 1.5(a), in respect of the shares of DCDC Common Stock formerly evidenced by such DCDC Certificate; and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(c) and the DCDC Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of DCDC Common Stock which is not registered in the transfer records of DCDC as of the Effective Time, the IMSI Shares, dividends and distributions with respect thereto, may be issued and paid in accordance with this Article I to a transferee if the DCDC Certificate evidencing such shares of DCDC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.6(b) and by evidence that any


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applicable stock transfer taxes have been paid. Until so surrendered, each outstanding DCDC Certificate that, prior to the Effective Time, represented shares of DCDC Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the ownership of the number of IMSI Shares into which such shares of DCDC Common Stock shall have been so converted and no rights in any shares of DCDC's Common Stock.

                 (c) Distributions with Respect to Unexchanged IMSI Shares. No dividends or other distributions declared or made with respect to IMSI Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered DCDC Certificate with respect to IMSI Shares such holder is entitled to receive until such holder shall surrender such DCDC Certificate. There shall be paid, at the time of such surrender, to the record holder of the IMSI Shares issued in exchange therefor, without interest, the amount of dividends or other distributions with respect to such IMSI Shares.

                 (d) Transfers of Ownership. If any IMSI Certificate is to be issued in a name other than that in which the DCDC Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the DCDC Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to IMSI or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for IMSI Shares in any name other than that of the registered holder of the DCDC Certificate so surrendered, or have established to the satisfaction of IMSI or any agent designated by it that such tax has been paid or is not payable.

                 (e) No liability. At any time following one year after the Effective Time, IMSI shall be entitled to require the Exchange Agent to deliver to IMSI any certificates evidencing IMSI Shares, and any dividends and distributions with respect thereto, which had been made available to the Exchange Agent by or on behalf of IMSI and which have not been disbursed to holders of DCDC Certificates, and thereafter such holders shall be entitled to look to IMSI only as general creditors thereof with respect to such certificates, dividends and distributions payable upon due surrender of their DCDC Certificates. Notwithstanding the foregoing, neither IMSI nor DCDC shall be liable to any holder of shares of DCDC Common Stock for any IMSI Shares, or dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (f) Withholding Rights. IMSI or the Exchange Agent shall be entitled to deduct and withhold from any dividends or distributions with respect to IMSI Shares otherwise payable pursuant to Section 1.6(c) to any holder of shares of DCDC Common Stock such amounts as IMSI or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by IMSI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of DCDC Common Stock in respect of which such deduction and withholding was made by IMSI or the Exchange Agent.


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         Section 1.7 Stock Transfer Books. At the Effective Time, the stock transfer books of DCDC shall be closed, and there shall be no further registration of transfers of shares of DCDC Common Stock thereafter on the records of DCDC.

         Section 1.8 No Further Rights in DCDC Common Stock. The IMSI Shares delivered upon the surrender of shares of DCDC Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of DCDC Common Stock. Holders of the shares of DCDC Common Stock shall have no further ownership rights in DCDC Common Stock after the Effective Time. At the Effective Time, holders of the shares of the DCDC Series C 10% Cumulative Redeemable Preferred Stock and the Series D Preferred Stock, if not earlier converted, shall have their shares exchanged for the New Series C Preferred Stock and the New Series D Preferred Stock, respectively. If, after the Effective Time, DCDC Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

         Section 1.9 Lost, Stolen or Destroyed Certificates. In the event any DCDC Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed DCDC Certificates, upon the making of an affidavit of that fact by the holder thereof and delivery of bond in such sum as IMSI or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against IMSI or the Exchange Agent with respect to the DCDC Certificates alleged to have been lost, stolen or destroyed, such IMSI Shares, any dividends and distributions with respect thereto.

         Section 1.10 Taking of Necessary Action; Further Action. Each of DCDC, IMSI and Merger Sub will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DCDC, the officers and directors of DCDC immediately prior to the Effective Time are fully authorized in the name of DCDC to take, and will take, all such lawful and necessary action.

         Section 1.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of DCDC Common Stock which immediately prior to the Effective Time are held by stockholders who have properly exercised dissenters' rights under Sections 16-10a - 1302 of the Utah Revised B.C.A. (the "Dissenting Shares") shall not be converted into IMSI Shares as provided in
Section 1.5(a) hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 16-10a - 1321 of the Utah Revised B.C.A.; provided, however, that, if any such holder shall withdraw or lose such holder's right to dissent and payment under the Utah Revised B.C.A., such holder's outstanding shares of DCDC Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the IMSI Shares, without any form of interest thereon, as provided in Section 1.5(a), and such shares shall no longer be Dissenting Shares. DCDC shall give IMSI prompt notice of any demands for payment under
Section 16-


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10a - 1322 of the Utah Revised B.C.A. received by DCDC. Except as required by applicable law, prior to the Effective Time, DCDC shall not, except with the prior written consent of IMSI, make any payment with respect to or settle or offer to settle, any such demands.


                                   ARTICLE II

                               FURTHER AGREEMENTS

         Section 2.1 Resignation and Appointment of Directors.

                 (a) Simultaneous with the execution of this Agreement, all the Directors of IMSI and its subsidiaries shall appoint the DCDC nominees set forth on Exhibit A to the Board of Directors of IMSI and its subsidiaries and all the Directors of IMSI, except for Robert Mayer, shall execute and deliver a letter of resignation in the form attached as Exhibit B. Robert Mayer, a current Director of IMSI, shall remain on IMSI's Board and be nominated as a Director at the first Annual Meeting of Stockholders of the Successor Corporation subsequent to the Merger. Mr. Mayer shall hold office until such Annual Meeting and until his successor is duly elected and qualified.

                 (b)

                 (c) Simultaneous with the execution of this Agreement, all the directors of DCDC and its subsidiaries shall appoint Robert Mayer, a current Director of IMSI, to the Board of Directors of DCDC to hold office until the next Annual Meeting of Stockholders of DCDC or the Successor Corporation, as the case may be, and until his successor is duly elected and qualified.

         Section 2.2 Irrevocable Proxy. Each of the shareholders of IMSI listed on Schedule 2.2, constituting in the aggregate no less than fifty-one percent (51%) of the outstanding shares of IMSI Common Stock, will execute and deliver, concurrently with the execution of this Agreement, an Irrevocable Proxy in the form attached as Exhibit E (the "Irrevocable Proxy"). Each Irrevocable Proxy provides that the signing holder will vote all of the shares of IMSI Common Stock beneficially owned by such holder in favor of the Merger.

         Section 2.3 Union Bank of California Loan. DCDC agrees to refrain from exercising its rights under the Union Bank of California loan described in
Section 6.1(c) of this Agreement pending the Closing of the Merger.

         Section 2.4 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, DCDC and IMSI shall prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and the Registration Statement with respect to IMSI Common Stock to be


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issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by DCDC and IMSI of all information required to be contained therein, DCDC and IMSI shall file with the SEC a Joint Proxy Statement and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of DCDC and IMSI pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective and to mail the Joint Proxy Statement/Prospectus to DCDC's and IMSI's respective stockholders, as soon thereafter as practicable.

         Section 2.5 Stockholders Meetings. DCDC and IMSI shall call and hold their respective Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of the Merger Agreement and DCDC and IMSI shall use their best efforts to hold their respective Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. DCDC and IMSI shall: (i) recommend approval of the transactions contemplated by this Agreement by their respective stockholders and include in the Joint Proxy Statement/Prospectus such recommendation; and (ii) use all reasonable efforts to solicit from their respective stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

         Section 2.6 Arthur Treacher's Distribution. DCDC currently intends to transfer all of its assets and liabilities related to its restaurant operations to its wholly owned subsidiary, Arthur Treacher's, Inc., a Delaware corporation, or an equivalent entity ("ATI"), and subsequently distribute all of its shares of ATI to its shareholders (the "ATI Distribution"). DCDC hereby agrees that if the ATI Distribution is effected prior to the Merger proper provision shall be made to reserve forty-nine percent (49%) of the ATI shares for the shareholders of IMSI immediately preceding the Effective Time to be distributed to such IMSI shareholders following consummation of the Merger and only if the Merger is consummated. Nothing herein shall obligate DCDC to effect the ATI Distribution at any time or in any manner whatsoever.

         Section 2.7 IMSI Derivative Securities. All outstanding options, warrants, rights, convertible securities or other agreements or commitments of any character to purchase IMSI Common Stock (each, an "IMSI Derivative Security"), whether vested or unvested, not set forth on Schedule 2.7 shall either be exercised or cancelled on terms acceptable to DCDC prior to the Merger. All options and warrants listed on Schedule 2.7 shall continue to be in effect and shall not be effected by the merger.

         Section 2.8 DCDC Derivative Securities. All the outstanding options, warrants, rights, convertible securities or other agreements or commitments of any character to purchase DCDC Common Stock (each, a "DCDC Derivative Security"), whether vested or unvested, set forth on Schedule 2.8, shall be deemed assumed by IMSI and deemed to constitute a right to acquire, on terms and conditions no less favorable than prior to the Effective Time, the


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number (rounded to the nearest whole number) of IMSI Shares as the holder of such DCDC Derivative Security would have been entitled to receive pursuant to the Merger had such holder exercised such DCDC Derivative Security in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for DCDC Common Stock otherwise deemed purchasable pursuant to such DCDC Derivative Security divided by (y) the number of IMSI Shares deemed purchasable pursuant to such DCDC Derivative Security. For example, if we assume the following: (i) the number of DCDC stock options to be exercised is 50,000; (ii) the exercise price for each DCDC stock option is $1.00 (the aggregate exercise price is therefore $50,000); and (iii) the number of IMSI Shares issuable for each share of DCDC Common Stock in the Merger is .333, then the number of shares issuable upon exercise of the 50,000 DCDC stock options post-merger is 16,665 (50,000 multiplied by .333) and the exercise price per option is $3.00 ($50,000 divided by 16,665). DCDC and IMSI agree not to reprice more than fifty percent (50%) of all the options that survive the Merger, and that in the event of any such repricing, the repriced option exercise price will in no event be less than the closing price of IMSI's Common Stock on such repricing date. Any repricing of options shall be limited to employee incentive purposes.

         Section 2.9 Employees, Severance and Benefits.

                 (a) DCDC agrees that following the Effective Time, and subject to the consummation of the transactions set forth herein, it shall pay to those employees of IMSI that are terminated by the Surviving Corporation within one year of the Effective Time, if any, fifty percent (50%) of such employee's compensation, including commissions and bonuses, if any, earned in the year immediately prior to the Effective Time. Such payment shall be made over 12 months without interest.

                 (b) DCDC agrees that following the Effective Time, and subject to the consummation of the transactions set forth herein, it shall cause IMSI to provide to those employees of IMSI who remain employees of IMSI: (i) compensation programs (including bonus and incentive award programs, if any); and (ii) employee benefit and welfare programs and plans (including insurance and pension plans, if any), fringe benefits and vacation programs that are no less favorable than currently available or those which are from time to time generally provided by DCDC to its employees.

         Section 2.10 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), DCDC and IMSI shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, DCDC and IMSI each shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either IMSI or


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DCDC may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement between IMSI and DCDC, dated August ___, 2001 (the "Confidentiality Agreement").

         Section 2.11 Consents; Approvals. DCDC and IMSI shall each use all reasonable efforts to obtain all consents (including those referred to in Section 6.1), waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by each of them and DCDC and IMSI shall furnish promptly all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

         Section 2.12 Notification of Certain Matters. IMSI shall give prompt notice to DCDC, and DCDC shall give prompt notice to IMSI, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of IMSI or DCDC, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 2.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

         Section 2.13 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

         Section 2.14 Public Announcements. IMSI and DCDC shall consult with each other before issuing any press release and shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advise of outside counsel be required by law.

         Section 2.15 Conveyance Taxes. IMSI and DCDC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp


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taxes, any transfer, recording, registration and other fees, and any similar taxes (collectively, the "Transfer Taxes") which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time. DCDC or the Surviving Corporation shall pay all Transfer Taxes imposed in connection with the transactions contemplated hereby.

         Section 2.16 Accountants' Letters. Upon reasonable notice from the other, IMSI and DCDC shall use their respective best efforts to cause Grant Thorton LLP or Goldstein Golub Kessler and Company, P.C., respectively, to deliver to IMSI or DCDC, as the case may be, a letter, dated within two business days of the effective date of the Registration Statement covering such matters as are requested by IMSI or DCDC, as the case may be, and as are customarily addressed in accountants' "comfort" letters. In connection with DCDC's efforts to obtain such letter, if requested by Goldstein Golub Kessler and Company, P.C., IMSI shall provide a representation letter to Goldstein Golub Kessler and Company, P.C., complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with IMSI's efforts to obtain such letter, if requested by Grant Thorton LLP, DCDC shall provide a representation letter to Grant Thorton LLP complying with SAS 72, if then required.

         Section 2.17 DCDC Subsidiaries. DCDC agrees to maintain the separate corporate existence of Digital Creative Development Corporation, a Delaware company, and Arthur Treachers, Inc., a Delaware corporation, for one year following the Effective Time.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                     OF IMSI

         IMSI hereby represents and warrants to DCDC as follows:

         Section 3.1 Organization and Qualification; Subsidiaries. IMSI and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or Approvals does not have a Material Adverse Effect (as defined below). Each of IMSI and each of its subsidiaries is duly qualified or licensed as a foreign corporation, to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect. Except as set forth in Schedule 3.1, substantially all of the business and operations of IMSI and its subsidiaries are conducted


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through, and substantially all of the properties and assets of IMSI or any of its subsidiaries are owned by, IMSI and its subsidiaries.

         When used in connection with IMSI or any of its subsidiaries, or DCDC or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all other such changes, effect or circumstance, that have occurred prior to the date of termination of the occurrence of such change, effect or circumstance, (i) is materially adverse to the business, assets (including intangible assets), financial condition, results of operations or prospects of IMSI and its subsidiaries or DCDC and its subsidiaries, as the case may be, in each case taken as a whole, or (ii) delays or prevents the consummation of the transactions contemplated hereby.

         Section 3.2 Certificate of Incorporation and By-Laws. IMSI has heretofore furnished to DCDC complete and correct copies of IMSI's Certificate of Incorporation and By-Laws and those of each of its subsidiaries, as most recently restated and subsequently amended to date.

         Section 3.3 Capitalization. The authorized capital stock of IMSI consists of 300,000,000 shares of common stock, no par value, and [___] shares of preferred stock. As of August 31, 2001, 9,693,892 shares of IMSI Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, no shares IMSI Common Stock were held in treasury and no shares of preferred stock are issued or held in treasury. Except as set forth in
Schedule 3.3(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of IMSI or any of its subsidiaries or obligating IMSI or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, IMSI or any of its subsidiaries. No holder of shares of IMSI Common Stock having piggyback or demand registration rights will have the right to include such shares for registration in the Registration Statement (as defined in Section 4.14 hereof). Except as disclosed in Schedule 3.3(b), there are no obligations, contingent or otherwise, of IMSI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of IMSI Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Schedule 3.3(c), all of the outstanding shares of capital stock of each of IMSI's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights, and all such shares are owned by IMSI or a subsidiary of IMSI free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

         Section 3.4 Recommendation of the Board of Directors. The Board of Directors of IMSI has determined that the Merger is fair to and in the best interests of IMSI's stockholders and has resolved to recommend acceptance thereof by IMSI's stockholders. This Agreement and the Merger have been approved by the Board of Directors of IMSI and the Board of Directors has resolved to recommend approval thereof by IMSI's stockholders. Prior to approving this Agreement, the Board of Directors of IMSI considered all alternative transactions available to it.

         Section 3.5 Authority Relative to this Agreement. IMSI has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IMSI and the consummation by IMSI of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action, and no other corporate proceedings on the part of IMSI is required (other than the adoption of this Agreement by the holders of at least a majority of the outstanding shares of IMSI Common Stock entitled to vote in accordance with the California Code and IMSI's Certificate of Incorporation and By-Laws). This Agreement has been duly and validly executed and delivered by IMSI and, assuming the due authorization, execution and delivery by DCDC, constitutes a legal, valid and binding obligation of IMSI enforceable against IMSI in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).


         Section 3.6 No Conflict; Required Filings and Consents.


                 (a) Schedule 3.6(a) lists each material agreement, contract or other instrument (including all amendments thereto) to which IMSI or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Securities Exchange act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") to be filed as an exhibit to an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K. IMSI has made available to DCDC on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

                 (b) Except as disclosed in Schedule 3.6(b), (i) neither IMSI nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 3.6(a), (ii) to the knowledge of IMSI, no other party to any of the agreements, contracts or other instruments referred to in Section 3.6(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 3.6(a) is in full force and effect, except in each case for breaches, defaults or failures to be in full force and effect that do not have a Material Adverse Effect.

                 (c) Except as set forth in Schedule 3.6(c), the execution and delivery of this Agreement by IMSI does not, and the performance of this Agreement by IMSI and the consummation by IMSI of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of IMSI, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order judgment or decree

(collectively "Laws") applicable to IMSI or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair IMSI's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of IMSI or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IMSI or any of its subsidiaries is a party or by which IMSI or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect.

                 (d) The execution and delivery of this Agreement by IMSI does not, and the performance of this Agreement by IMSI will not, require any consent, approval, authorization or permit of, of filing with or notification to, any domestic or foreign governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("Blue Sky Laws"), the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by the California Code and the Utah Revised B.C.A., and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay IMSI from performing its obligations under this Agreement, or (B) do not have a Material Adverse Effect.

         Section 3.7 Compliance; Permits.

                 (a) Except as disclosed in Schedule 3.7(a), neither IMSI nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to IMSI or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permits, franchise or other instrument or obligation to which IMSI or any of its subsidiaries is a party or by which IMSI or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not have a Material Adverse Effect.

                 (b) Except as disclosed in Schedule 3.7(b), IMSI and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of IMSI and its subsidiaries taken as a whole as it is now being conducted (collectively, the "IMSI Permits"). IMSI and its subsidiaries are in compliance with the terms of IMSI Permits, except where the failure to so comply does not have a Material Adverse Effect.

         Section 3.8 SEC Filings; Financial Statements.

                 (a) IMSI has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") and has made available to DCDC copies of: (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 2000, (ii) all other reports or registration statements filed by IMSI with the SEC since June 30, 1997, (iii) all proxy statements relating to IMSI's meetings of stockholders (whether annual or special) since June 30, 1997, and (iv) all amendments and supplements to all such reports and registration statements filed by IMSI with the SEC pursuant to the requirements of the Securities Act or the Exchange Act ((i) - (iv) collectively, the "IMSI SEC Reports"). Except as disclosed in Schedule 3.8, the IMSI SEC Reports (i) were prepared as to form in all materials respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by the subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of IMSI's subsidiaries is required to file any forms, reports or other documents with the SEC.

                 (b) Each of the consolidated financial statements (including in each case, any related notes thereto) contained in the IMSI SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of IMSI and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

         Section 3.9 Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since June 30, 2000, IMSI has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect;
(ii) any amendments or changes in the Certificate of Incorporation or By-Laws of IMSI or similar organizational documents of its subsidiaries; (iii) any damage to, destruction or loss of any material asset of IMSI or any of its subsidiaries (whether or not covered by insurance); (iv) any material change by IMSI in its accounting methods, principles or practices; (v) any material revaluation by IMSI of any of its or any of its subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon any asset of IMSI or any of its subsidiaries (except (A) sales of assets in the ordinary course of business, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $100,000 in the aggregate; (vii) any dividend or distribution with respect to or any redemption or repurchase of any capital stock of IMSI; (viii) cancellation or notice of cancellation or surrender of any policy of insurance (which has not been cured by payment of the premium, purchase of an equivalent policy, or otherwise) relating to or affecting IMSI's assets; (ix) any payment, discharge or satisfaction of any claim, lien, obligation, encumbrance or liability (whether absolute, unliquidated, other than claims, liens, encumbrances or liabilities (A) that are reflected or reserved against in the Financial Statements or (B) that were incurred and paid, discharged or satisfied since such date in the ordinary course of business consistent with past practices; (x) any default on any material claim, liability or obligation; (xi) any prepayment, advance or other deposit made by customers of IMSI with respect to products or services contracted for but not provided as of the date hereof or any other unearned income other than prepayments, advances or deposits consistent with past practices; or (xii) there has been no increase by more than $10,000 in the compensation of any of IMSI's officers or employees who earn more than $100,000 annually or loans made by IMSI to any of its stockholders, directors, officers or employees.


         Section 3.10 No Undisclosed Liabilities. Except as disclosed in
Schedule 3.10, neither IMSI nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities: (i) in the aggregate adequately provided for in the IMSI's balance sheet (including any related notes thereto) as of March 31, 2001 included in the IMSI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (the "IMSI Balance Sheet"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the IMSI Balance Sheet, (iii) incurred since March 31, 2001, in the ordinary course of business, (iv) incurred in connection with this Agreement, or (v) which do not have a Material Adverse Effect.

         Section 3.11 Absence of Litigation. Set forth in Schedule 3.11 are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the knowledge of IMSI or any of its subsidiaries, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages in excess of $50,000, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the issuer or issuers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed ("IMSI Litigation"). Except as set forth in Schedule 3.11, no such IMSI Litigation would have a Material Adverse Effect if the opposing party were to prevail with respect to any of its claims.


         Section 3.12 Employment Agreements; Change in Control Payments. Except as set forth in Schedule 3.12, neither IMSI nor any of its subsidiaries is a party to any written or oral employment or consulting contract or other contract for services involving a payment of more than $50,000 annually and that is not terminable without a cost to IMSI of more than $50,000 or at will. Except as set forth in Schedule 3.12, neither IMSI nor any of its subsidiaries has any plans, programs or agreements to which they are parties or to which they are subject, pursuant to which payments in excess of $50,000 (or acceleration of material benefits) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or a change of control of IMSI.

         Section 3.13 Employee Benefit Plans. Except as set forth in Schedule 3.13, IMSI has no employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or similar fringe or employee benefit plans, programs or arrangements (collectively, the "IMSI Employee Plans").

IMSI has delivered to DCDC: (i) a copy of each IMSI Employee Plan and each amendment thereto, (ii) annual reports and actuarial reports filed with respect to each IMSI Employee Plan since December 31, 1998, (iii) summary plan descriptions and other communications to employees relating to each IMSI Employee Benefit Plan; (iv) all trust agreements and other similar documents or agreements relevant to the organization of any such IMSI Employee Plan and all separate financial statements of such IMSI Employee Plan and all separate financial statements of such IMSI Employee Plan; and (v) all letters from the IRS approving or confirming the tax-exempt status of any such IMSI Employee Plan. Except in each case as set forth in Schedule 3.13 or where the liability does not have a Material Adverse Effect, (i) there has been no "prohibited" transaction," as such term is defined in Section 406 of ERISA and Section 4875 of the Code, with respect to any IMSI Employee Plans which would result in liability of IMSI or any of its subsidiaries; (ii) all IMSI Employee Plans are in substantial compliance with the requirements prescribed by applicable Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and IMSI and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the IMSI Employee Plans; (iii) each IMSI Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination; (iv) all contributions required to be made to any IMSI Employee Plan pursuant to Section 412 of the Code or the terms of IMSI Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each IMSI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA resulting in withdrawal liability for IMSI or any of its subsidiaries; (vii) neither IMSI nor any of its subsidiaries has incurred any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course); (viii) the PBGC has not instituted any termination proceedings with respect to any IMSI Employee Plan, and no material risk of such proceedings being instituted exists;
(ix) each IMSI Employee Plan subject to Title IV of ERISA is adequately funded to meet accrued benefit obligations; and (x) no immediate vesting or acceleration of any rights or the payment of any benefits will occur under any IMSI Employee Plan as a result of the consummation of the transactions contemplated by this Agreement.

         Section 3.14 Labor Matters. Except as set forth in Schedule 3.14: (i) there are no claims or proceedings pending or, to the knowledge of IMSI, threatened, between IMSI or any of its subsidiaries and any of their respective employees, including, without limitation, charges of unfair labor practices pending before the National Labor Relations Board; (ii) neither IMSI nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by IMSI or any of its subsidiaries, and IMSI does not know of any activities or proceedings of any labor union to organize any such employees; (iii) IMSI has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of IMSI or any of its subsidiaries; and (iv) IMSI is in compliance with all applicable labor laws, rules, regulations and orders, except where the failure to so comply does not have a Material Adverse Effect.

         Section 3.15 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by IMSI for inclusion or incorporation by reference in the Registration Statement (as defined in Section 4.14) shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement included therein not misleading. The information supplied by IMSI for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of IMSI in connection with the meeting of the stockholders of IMSI to consider the Merger (the "IMSI Stockholders' Meeting") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the IMSI Stockholders' Meeting, or at the Effective Time, contain any statement, which at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for IMSI Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to IMSI or any of its respective affiliates, officers or directors should be discovered by IMSI which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, IMSI shall promptly inform DCDC. Notwithstanding the foregoing, IMSI makes no representation or warranty with respect to any information supplied by DCDC which is contained or incorporated by reference in any of the foregoing documents.

         Section 3.16 Title to Property. Except as set forth in Schedule 3.16, IMSI and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, which do not have a Material Adverse Effect; and all leases pursuant to which IMSI or any of its subsidiaries lease from other real or personal property are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by IMSI or, to the knowledge of IMSI, by other party or parties to such leases, except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or event of default does not have a Material Adverse Effect.

         Section 3.17 Taxes.

             (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposes, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined, unitary and estimated tax returns.

             (b) Other than as disclosed in Schedule 3.17, (i) IMSI and each of its subsidiaries have filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect do not have a Material Adverse Effect;
(ii) all Tax Returns filed by IMSI and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a Material Adverse Effect; (iii) IMSI and each of its subsidiaries have paid (or IMSI has paid on the subsidiaries' behalf) all Taxes shown as due on such returns (and all Taxes required to be paid whether or not shown as due on such returns, except to the extent that the failure to pay unreported Taxes does not have a Material Adverse Effect), and the most recent financial statements contained in the IMSI SEC Reports reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by IMSI and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed against IMSI or any of its subsidiaries that are not adequately reserved for, except for deficiencies that do not have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending; (v) IMSI has made adequate provisions in IMSI's books and records for Taxes with respect to its current taxable year;
(vi) the statute of limitations for the assessment of federal and state income taxes has expired for taxable years prior to the fiscal year ended June 30, 1997 for all material state and consolidated federal income tax return of IMSI or any subsidiary of the consolidated group that includes IMSI, and there is no claim or assessment pending against IMSI or any of its subsidiaries for any alleged deficiency in Taxes (except for assessments assessed prior to the date payment is required; (vii) to the knowledge of IMSI, there is no audit or investigation currently being conducted that could cause IMSI or any of its subsidiaries to be liable for any taxes and there are no agreements in effect to extend the period of limitations for the assessment or collection of any tax for which IMSI or any of its subsidiaries may be liable; and (viii) IMSI is not a party to any agreement that would require it or DCDC to make any excess parachute payment pursuant to Section 280G of the Code.

         Section 3.18 Environmental Matters. Except as set forth in Schedule
3.18 or as do not have a Material Adverse Effect, IMSI and its subsidiaries: (i) have obtained all approvals which are required to be obtained under applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by IMSI or any of its subsidiaries (or their respective agents); (ii) are in compliance with terms and conditions of such required Approvals; and (iii) have not received notice of any past or present violation of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise from the basis of any claim, action, suit or proceeding, against IMSI or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

         Section 3.19 Intellectual Property.

                 (a) Set forth on Schedule 3.19(a) are descriptions of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of IMSI and its subsidiaries as currently conducted by IMSI or any of its subsidiaries (the "IMSI Intellectual Property Rights"). IMSI, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all IMSI Intellectual Property Rights.

                 (b) Either IMSI or one of its subsidiaries is the owner of, or the licensee of, with all right, title and interest in and to (free and clear of any Liens), IMSI Intellectual Property Rights; in the case of IMSI Intellectual Property Rights owned by IMSI or any of its subsidiaries, has the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the use thereof or the material covered thereby in connection with the services or products in respect of which IMSI Intellectual Property Rights are being used; and in the case of IMSI Intellectual Property Rights licensed by IMSI, the licenses thereof are valid, binding and enforceable in accordance with their terms, and no default or event of default (or any event that, with the giving of notice or passage or time, or both, would result in a default or event of default) by IMSI or any of its subsidiaries or, to the knowledge of IMSI, by any other party or parties exists under such licenses. Except as set forth in Schedule 3.19(b) or as do not have a Material Adverse Effect, no claims with respect to IMSI Intellectual Property Rights have been asserted or, to the knowledge of IMSI, are threatened by any person (i) to the effect that the manufacture, sale, license, or use of any product of IMSI or any of its subsidiaries as now manufactured, used, sold or licensed or proposed for manufacture, use, sale or license by IMSI or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by IMSI or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of IMSI and its subsidiaries as currently conducted, or
(iii) challenging the ownership by IMSI or any of its subsidiaries or the validity of any of IMSI Intellectual Property Rights. All registered trademarks, service marks and copyrights held by IMSI or any of its subsidiaries are valid and subsisting, except to the extent that any such failure to be valid and subsisting do not have a Material Adverse Effect. Except as set forth in
Schedule 3.19(b), to the knowledge of IMSI, there is no currently unauthorized use, infringement or misappropriation of any of IMSI Intellectual Property Rights by any third party, including any employee or former employee of IMSI or any of its subsidiaries. No IMSI Intellectual Property Right or product of IMSI or any of its subsidiaries is subject to any outstanding decree, order judgment, or stipulation restricting in any manner the licensing thereof by IMSI or any of its subsidiaries, except to the extent that any such restrictions do not have a Material Adverse Effect.


         Section 3.20 Certain Distribution Agreements. Except as set forth in
Schedule 3.20, neither IMSI nor any of its subsidiaries is a party to any material agreement (other than distribution agreements) under which IMSI or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. For purposes of this Section 3.20, a material agreement shall mean any agreement required to be filed with the SEC pursuant to Item 601 of Regulation S-K promulgated under the Exchange Act.

         Section 3.21 Interested Party Transactions. Except as set forth in
Schedule 3.21, no event has occurred, since the date of IMSI's proxy statement dated December 30, 1998, that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         Section 3.22 Insurance. IMSI maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies with reputable insurance carriers, which are in character and amount substantially similar to that carried by entities engaged in a similar business and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

         Section 3.23 Brokers. Except as set forth in Schedule 3.23, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IMSI or any of its subsidiaries or affiliates. The fees and expenses of the entities listed on Schedule 3.23 will be paid by IMSI.

         Section 3.24 Customers and Suppliers. Schedule 3.24 sets forth IMSI's ten largest customers and suppliers by amounts paid to or by IMSI, as the case may be, in IMSI's fiscal year ended June 30, 2001.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                     OF DCDC

         DCDC hereby represents and warrants to IMSI as follows:

         Section 4.1 Organization and Qualification; Subsidiaries. DCDC is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or Approvals does not have a Material Adverse Effect. DCDC is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have a Material Adverse Effect. DCDC owns all the issued and outstanding shares of common stock of Digital Creative Development Corporation, a Delaware corporation ("DCDC - Del"), and DCDC-Del owns all the issued and outstanding shares of common stock of Keynomics, Inc., a California corporation, and all the issued and outstanding shares of common stock of Tune In Movies, a California corporation. Except as set forth in Schedule 4.1, substantially all of the business and operations of DCDC and its subsidiaries are conducted through, and substantially all of the properties and assets of DCDC and its subsidiaries are owned by, DCDC and its subsidiaries.

         Section 4.2 Certificate of Incorporation and By-Laws. DCDC has heretofore furnished to IMSI complete and correct copies of DCDC's Certificate of Incorporation and By-Laws, as most recently restated and subsequently amend to date.

         Section 4.3 Capitalization. The authorized capital stock of DCDC consists of: (i) 75,000,000 shares of common stock and (ii) 2,000,000 shares of preferred stock, of which 506,100 shares are issued and outstanding. As of August 31, 2001, 31,485,924 shares of DCDC Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury. Except as set forth in Schedule 4.3(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of DCDC or any of its subsidiaries or obligating DCDC or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, DCDC or any of its subsidiaries. Except as disclosed in Schedule 4.3(b), there are no obligations, contingent or otherwise, of DCDC or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of DCDC Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any such subsidiary or any other entity. Except as set forth in Schedule 4.3(c), all of the outstanding shares of capital stock of each of DCDC's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by DCDC or a subsidiary of DCDC free and clear of all liens.

         Section 4.4 Recommendation of the Board of Directors. The Board of Directors of DCDC has determined that the Merger is fair to and in the best interests of DCDC's stockholders and has resolved to recommend acceptance thereof by DCDC's stockholders. This Agreement and the Merger have been approved by the Board of Directors of DCDC and the Board of Directors has resolved to recommend approval thereof by DCDC's stockholders. Prior to approving this Agreement, the Board of Directors of DCDC considered all alternative transactions available to it.

         Section 4.5 Authority Relative to this Agreement. DCDC has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DCDC and the consummation by DCDC of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action on the part of DCDC and no other corporate proceedings on the part of DCDC is necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by DCDC and assuming the due authorization, execution and delivery by DCDC, constitutes a legal, valid and binding obligation of DCDC enforceable against it in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and
(iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

         Section 4.6 No Conflict; Required Filings and Consents.

                 (a) Schedule 4.6(a) lists each material agreement, contract or other instrument (including all amendments thereto) to which DCDC or any of its subsidiaries is a party or by which any of them is bound and which would be required pursuant to the Exchange Act and the rules and regulations thereunder to be filed as an exhibit to an Annual Report on Form 10-KSB, a Quarterly Report on Form 10-QSB or a Current Report on Form 8-K. DCDC has made available to IMSI, on or prior to the date hereof true, correct and complete copies in all material respects of each such agreement, contract, instrument and amendment.

                 (b) Except as disclosed in Schedule 4.6(b), (i) neither DCDC nor any of its subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in Section 4.6(a), (ii) to the knowledge of DCDC, no other party to any of the agreements, contracts or other instruments referred to in Section 4.6(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in Section 4.6(a) is in full force and effect, except in each case for breaches, defaults or failures to be in full force and effect that do not have a Material Adverse Effect.

                 (c) Except as set forth in Schedule 4.6(c), the execution and delivery of this Agreement by DCDC does not, and the performance of this Agreement by DCDC and the consummation by DCDC of the transactions contemplated hereby will not: (i) conflict with or violate the Certificate of Incorporation or By-Laws of DCDC, (ii) conflict with or violate any Laws applicable to DCDC or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair DCDC's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of DCDC or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DCDC or any of its subsidiaries is a party or by which DCDC or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that do not have a Material Adverse Effect.

                 (d) The execution and delivery of this Agreement by DCDC does not, and the performance of this Agreement by DCDC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the legal requirements of any foreign jurisdiction requiring notification in connection with the Merger and the transactions contemplated hereby and the filing and recordation of appropriate merger or other documents as required by the Utah Revised B.C.A. and the California Code, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, either (A) would not prevent or materially delay consummation of the Merger or otherwise prevent or materially delay DCDC from performing its obligations under this Agreement, or (B) do not have a Material Adverse Effect.

         Section 4.7 Compliance; Permits.

             (a) Except as disclosed in Schedule 4.7(a), neither DCDC nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to DCDC or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DCDC or any of its subsidiaries is a party or by which DCDC or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in each case, for any such conflicts, defaults or violations which do not have a Material Adverse Effect.

             (b) Except as disclosed in Schedule 4.7(b), DCDC and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of DCDC and its subsidiaries taken as a whole as it is now being conducted (collectively, the "DCDC Permits"). DCDC and its subsidiaries are in compliance with the terms of the DCDC Permits, except where the failure to so comply does not have a Material Adverse Effect.


         Section 4.8 SEC Filings; Financial Statements.

                 (a) DCDC has filed all forms, reports and documents required to be filed with the SEC and has made available to IMSI copies of: (i) its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, (ii) its Quarterly Report on Form 10-QSB for the period ended March 31, 2001, (iii) all proxy statements relating to DCDC's meetings of stockholders (whether annual or special) since January 1, 1998, and (iv) all other reports or registration statements filed by DCDC with the SEC since January 1, 1998, and (v) all amendments and supplements to all such reports and registration statements filed by DCDC with the SEC pursuant to the requirements of the Securities Act or the Exchange Act ((i) - (iv) collectively, the "DCDC SEC Reports"). Except as disclosed in Schedule 4.8, the DCDC SEC Reports (i) were prepared as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of DCDC's subsidiaries is required to file any forms, reports or other documents with the SEC.

                 (b) Each of the consolidated financial statements (including in each case, any related notes thereto) contained in the DCDC SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of DCDC and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

         Section 4.9 Absence of Certain Changes or Events. Except as set forth in Schedule 4.9, since June 30, 2000, DCDC has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect;
(ii) any amendments or changes in the Certificate of Incorporation or By-Laws of DCDC or similar organizational documents of its subsidiaries; (iii) any damage to, destruction or loss of any material asset of DCDC or any of its subsidiaries (whether or not covered by insurance); (iv) any material change by DCDC in its accounting methods, principles or practices; (v) any material revaluation by DCDC of any of its or any of its subsidiaries' assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon any asset of DCDC or any of its subsidiaries (except (A) sales of assets in the ordinary course of business, (B) dispositions of obsolete or worthless assets, and (C) sales of immaterial assets not in excess of $150,000 in the aggregate; (vii) any dividend or distribution with respect to any capital stock of DCDC; (viii) cancellation or notice of cancellation or surrender of any policy of insurance (which has not been cured by payment of the premium, purchase of an equivalent policy, or otherwise) relating to or affecting DCDC's assets; (ix) any payment, discharge or satisfaction of any claim, lien, obligation, encumbrance or liability (whether absolute, unliquidated, other than claims, liens, encumbrances or liabilities (A) that are reflected or reserved against in the Financial Statements or (B) that were incurred and paid, discharged or satisfied since such date in the ordinary course of business consistent with past practices; (x) any default on any material claim, liability or obligation; (xi) any prepayment, advance or other deposit made by customers of DCDC with respect to products or services contracted for but not provided as of the date hereof or any other unearned income other than prepayments, advances or deposits consistent with past practices; or (xii) there has been no increase by more than $10,000 in the compensation of any of DCDC's officers or employees who earn more than $100,000 annually or loans made by DCDC to any of its stockholder, directors, officers or employees.

         Section 4.10 No Undisclosed Liabilities. Except as disclosed in
Schedule 4.10, neither DCDC nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) in the aggregate adequately provided for in DCDC's balance sheet (including any related notes thereto) as of March 31, 2001 including in DCDC's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2001 (the "DCDC Balance Sheet"),
(ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the DCDC Balance Sheet, (iii) incurred since March 31, 2001, in the ordinary course of business,
(iv) incurred in connection with this Agreement, or (v) which do not have a Material Adverse Effect.

         Section 4.11 Absence of Litigation. Set forth in Schedule 4.11 are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the knowledge of DCDC or any of its subsidiaries, or any properties or rights of DCDC or any of its subsidiaries, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages in excess of $50,000, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the issuer or issuers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed ("DCDC Litigation"). Except as set forth in Schedule 4.11, no such DCDC Litigation would have a Material Adverse Effect if the opposing party were to prevail with respect to any of its claims.

         Section 4.12 Employment Agreements; Change in Control Payments. Except as set forth in Schedule 4.12, neither DCDC nor any of its subsidiaries is a party to any written or oral employment or consulting contract or other contract for services involving a payment of more than $50,000 annually and that is not terminable without a cost to DCDC of more than $50,000 or at will. Except as set forth in Schedule 4.12, neither DCDC nor any of its subsidiaries has any plans, programs or agreements to which they are parties or to which they are subject, pursuant to which payments in excess of $50,000 (or acceleration of material benefits) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or a change of control of DCDC.

         Section 4.13 Employee Benefit Plans. Except as set forth in Schedule 4.13, DCDC has no employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any material employee welfare plans (as defined in Section 3(1) of ERISA), or any material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or similar fringe or employee benefit plans, programs or arrangements (collectively, the "DCDC Employee Plans"). DCDC has delivered to IMSI: (i) a copy of each DCDC Employee Plan and each amendment thereto, (ii) annual reports and actuarial reports filed with respect to each DCDC Employee Plan since December 31, 1998, (iii) summary plan descriptions and other communications to employees relating to each DCDC Employee Benefit Plan;
(iv) all trust agreements and other similar documents or agreements relevant to the organization of any such DCDC Employee Plan and all separate financial statements of such DCDC Employee Plan and all separate financial statements of such DCDC Employee Plan; and (v) all letters from the IRS approving or confirming the tax-exempt status of any such DCDC Employee Plan. Except in each case as set forth in Schedule 4.13 or where the liability does not have a Material Adverse Effect, (i) there has been no "prohibited" transaction," as such term is defined in Section 406 of ERISA and Section 4875 of the Code, with respect to any DCDC Employee Plans which would result in liability of DCDC or any of its subsidiaries; (ii) all DCDC Employee Plans are in substantial compliance with the requirements prescribed by applicable Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and DCDC and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the DCDC Employee Plans; (iii) each DCDC Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination; (iv) all contributions required to be made to any DCDC Employee Plan pursuant to Section 412 of the Code or the terms of DCDC Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each DCDC Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred; (vi) no withdrawal (including a partial withdrawal) has occurred with respect to any multiemployer plan within the meaning set forth in Section 3(37) of ERISA resulting in withdrawal liability for DCDC or any of its subsidiaries; (vii) neither DCDC nor any of its subsidiaries has incurred any material liability under Title IV of ERISA (other than liability for premium payments to the PBGC, and contributions not in default to the respective plans, arising in the ordinary course); (viii) the PBGC has not instituted any termination proceedings with respect to any DCDC Employee Plan, and no material risk of such proceedings being instituted exists;
(ix) each DCDC Employee Plan subject to Title IV of ERISA is adequately funded to meet accrued benefit obligations; and (x) no immediate vesting or acceleration of any rights or the payment of any benefits will occur under any DCDC Employee Plan as a result of the consummation of the transactions contemplated by this Agreement.

         Section 4.14 Labor Matters. Except as set forth in Schedule 4.14: (i) there are no claims or proceedings pending or, to the knowledge of DCDC, threatened, between DCDC or any of its subsidiaries and any of their respective employees, which claims or proceedings would have a Material Adverse Effect;
(ii) neither DCDC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by DCDC or any of its subsidiaries, and DCDC does not know of any activities or proceedings of any labor union to organize any such employees;
(iii) DCDC has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of DCDC or any of its subsidiaries; and (iv) DCDC is in compliance with all applicable labor laws, rules, regulations and orders, except where the failure to so comply does not have a Material Adverse Effect.

         Section 4.15 Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of IMSI's representations in Section 3.15, the registration statement (the "Registration Statement") pursuant to which IMSI Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading. The information supplied by DCDC for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of DCDC's and IMSI's respective Stockholders Meetings, or at the Effective Time, contain any statement, which at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for DCDC's and IMSI's respective Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to DCDC or any of its respective affiliates, officers or directors should be discovered by DCDC which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, DCDC shall promptly inform IMSI. Notwithstanding the foregoing, DCDC makes no representation or warranty with respect to any information supplied by IMSI which is contained or incorporated by reference in any of the foregoing documents.

         Section 4.16 Title to Property. Except as set forth in Schedule 4.16, DCDC and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, which do not have a Material Adverse Effect; and all leases pursuant to which DCDC or any of its subsidiaries lease from other real or personal property are in good standing, valid, effective and enforceable in accordance with their respective terms, and there is not under any of such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by DCDC or, to the knowledge of DCDC, by other party or parties to such leases, except where the lack of such good standing, validity, effectiveness or enforceability or the existence of such default or event of default does not have a Material Adverse Effect.

         Section 4.17 Taxes. Other than as disclosed in Schedule 4.17, (i) DCDC and each of its subsidiaries have filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect do not have a Material Adverse Effect; (ii) all Tax Returns filed by DCDC and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a Material Adverse Effect; (iii) DCDC and each of its subsidiaries have paid (or DCDC has paid on the subsidiaries' behalf) all Taxes shown as due on such returns (and all Taxes required to be paid whether or not shown as due on such returns, except to the extent that the failure to pay unreported Taxes does not have a Material Adverse Effect), and the most recent financial statements contained in the DCDC SEC Reports reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by DCDC and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, asserted or assessed against DCDC or any of its subsidiaries that are not adequately reserved for, except for deficiencies that do not have a Material Adverse Effect, and no requests for waivers of the time to assess any such Taxes have been granted or are pending; (v) DCDC has made adequate provisions in its books and records for Taxes with respect to its current taxable year; (vi) the statute of limitations for the assessment of federal and state income taxes has expired for taxable years prior to January 1, 1996 for all material state and consolidated federal income tax returns of DCDC or any subsidiary of the consolidated group that includes DCDC, and there is no claim or assessment pending against DCDC or any of its subsidiaries for any alleged deficiency in Taxes (except for assessments assessed prior to the date payment is required);
(vii) to the knowledge of DCDC, there is no audit or investigation currently being conducted that could cause DCDC or any of its subsidiaries to be liable for any Taxes and there are no agreements in effect to extend the period of limitations for the assessment or collection of any tax for which DCDC or any of its subsidiaries may be liable; and (viii) DCDC is not a party to any agreement that would require it to make any excess parachute payment pursuant to Section 280G of the Code.

         Section 4.18 Environmental Matters. Except as set forth in Schedule
4.18 or as do not have a Material Adverse Effect, DCDC and its subsidiaries: (i) have obtained all Approvals which are required to be obtained under applicable Environmental Laws by DCDC or any of its subsidiaries (or their respective agents); (ii) are in compliance with terms and conditions of such required Approvals; and (iii) have not received notice of any past or present violation of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against

DCDC or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

         Section 4.19 Intellectual Property, Domestic.

                 (a) Set forth on Schedule 4.19(a) are descriptions of all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of DCDC and its subsidiaries as currently conducted by DCDC or any of its subsidiaries (the "DCDC Intellectual Property Rights"). DCDC or its subsidiaries, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all the DCDC Intellectual Property Rights.

                 (b) Except as set forth on Schedule 4.19(b), either DCDC or one of its subsidiaries is the owner of, or the licensee of, with all right, title and interest in and to (free and clear of any Liens), the DCDC Intellectual Property Rights; in the case of the DCDC Intellectual Property Rights owned by DCDC or any of its subsidiaries, has the right to the use thereof or the material covered thereby in connection with the services or products in respect of which the use thereof or the material covered thereby in connection with the services or products in respect of which the DCDC Intellectual Property Rights are being used; and in the case of the DCDC Intellectual Property Rights licensed by DCDC or any subsidiary, the licenses thereof are valid, binding and enforceable in accordance with their terms, and no default or event of default (or any event that, with the giving of notice or passage or time, or both, would result in a default or event of default) by DCDC or any of its subsidiaries or, to the knowledge of DCDC, by any other party or parties exists under such licenses. Except as set forth in Schedule 4.19(b) or as do not have a Material Adverse Effect, no claims with respect to the DCDC Intellectual Property Rights have been asserted or, to the knowledge of DCDC, are threatened by any person
(i) to the effect that the manufacture, sale, license, or use of any product of DCDC or any of its subsidiaries as now manufactured, used, sold or licensed or proposed for manufacture, use, sale or license by DCDC or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by DCDC or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of DCDC and its subsidiaries as currently conducted, or (iii) challenging the ownership by DCDC or any of its subsidiaries or the validity of any of the DCDC Intellectual Property Rights. All registered trademarks, service marks and copyrights held by DCDC or any of its subsidiaries are valid and subsisting, except to the extent that any such failure to be valid and subsisting do not have a Material Adverse Effect. Except as set forth in
Schedule 4.19(b), to the knowledge of DCDC, there is no currently unauthorized use, infringement or misappropriation of any of the DCDC Intellectual Property Rights by any third party, including any employee or former employee of DCDC or any of its subsidiaries. No DCDC Intellectual Property Right or product of DCDC or any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by DCDC or any of its subsidiaries, except to the extent that any such restrictions do not have a Material Adverse Effect.

         Section 4.20 Certain Distribution Agreements. Except as set forth in
Schedule 4.20, neither DCDC nor any of its subsidiaries is a party to any material agreement (other than distribution agreements) under which DCDC or any of its subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. For purposes of this Section 4.20, a material agreement shall mean any agreement required to be filed with the SEC pursuant to Item 601 of Regulation S-K promulgated under the Exchange Act.

         Section 4.21 Interested Party Transactions. Except as set forth in
Schedule 4.21, no event has occurred, since the date of DCDC's latest proxy statement, that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-B promulgated by the SEC.

         Section 4.22 Insurance. DCDC maintains fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies with reputable insurance carriers, which are in character and amount substantially similar to that carried by entities engaged in a similar business and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

         Section 4.23 Brokers. Except as set forth in Schedule 4.23, no broker, finder or investment banker or other party is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DCDC or any of its subsidiaries or affiliates. The fees and expenses of the entities listed on Schedule 4.23 will be paid by DCDC.

         Section 4.24 Customers and Suppliers. Schedule 4.24 sets forth DCDC's ten largest customers and suppliers by amounts paid to or by DCDC, as the case may be, in DCDC's fiscal year ended June 30, 2001.


                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.1 Conduct of Business by IMSI Pending the Merger. IMSI covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless DCDC shall otherwise agree in writing and except as set forth in Schedule 5.1 or as contemplated by this Agreement, IMSI shall conduct its business, and shall cause the businesses of its subsidiaries to be conducted, only in the ordinary course of business; and IMSI shall use all reasonable efforts to preserve substantially the business organization of IMSI and its subsidiaries, to keep available the services of the present officers, employees and consultants of IMSI and its subsidiaries and to preserve the present relationships of IMSI and its subsidiaries with customers, suppliers and other persons with which IMSI or any of its subsidiaries has significant business relations. By way of amplification and not limitation, neither IMSI nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of DCDC:

                 (a) amend or otherwise change the Certificate of Incorporation or By-Laws of IMSI or similar organizational documents of any of its subsidiaries;

                 (b) issue, sell, pledge, dispose or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any, class, or any options, warrants, convertible securities or other weights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in IMSI or any of its subsidiaries.

                 (c) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of IMSI may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise require, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its subsidiaries, including, without limitation, shares of IMSI Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of IMSI Common Stock, or provide that upon the exercise or conversion of any such option, warrant or right the holder thereof shall receive cash;

                 (d) sell, pledge, dispose of or encumber any assets of IMSI or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business; and (ii) dispositions of obsolete or worthless assets);

                 (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business, incur or assume any debt not currently outstanding; (iii) except in the ordinary course of business, assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person (other than IMSI or any of its wholly owned subsidiaries); (iv) except in the ordinary course of business, make any loans or advances to any person (other than IMSI or its wholly owned subsidiaries); (v) enter into or amend any material contract or agreement; (vi) authorize any capital expenditures or purchases of fixed assets in excess of $50,000 in the aggregate for IMSI and its subsidiaries taken as a whole; or
(vii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e); or

                 (f) (i) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of IMSI or any of its subsidiaries who are not officers of IMSI in the ordinary course of business; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of IMSI or any of its subsidiaries; or
(iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law.

         Section 5.2 No Solicitation.

                 (a) IMSI shall not, directly or indirectly, through any officer, director, employee representative or agent of IMSI or any of its subsidiaries, (i) solicit, initiate or encourage any inquiries or proposals regarding any mergers, sale of substantial assets, sale of any of the outstanding shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving IMSI other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal.

                 (b) IMSI shall promptly notify DCDC after receipt of any Acquisition Proposal, or any material modification of or amendment to any Acquisition Proposal. Such notice to DCDC shall indicate the name of the person making such Acquisition Proposal and the terms and conditions of such Acquisition Proposal.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Effectiveness of the Registration Statement.
The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect to the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

                 (b) Stockholder Approval. The Merger shall have been approved and this Agreement shall have been adopted by the requisite vote of the stockholders of DCDC, the stockholders of IMSI and the stockholders of Merger Sub.

                 (c) Union Bank of California Loan. DCDC shall have purchased the loan owned by IMSI to Union Bank of California and originated on [May 4, 1998].

                 (d) Consents; Approvals. All consents, waivers, approvals, or authorizations of third parties to the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than those which, if not obtained, do not have a Material Adverse Effect.

                 (e) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger.

                 (f) Blue Sky Laws. All material permits and other authorizations necessary under the Blue Sky Laws to issue IMSI Common Stock pursuant to the Merger shall have been obtained.

         Section 6.2 Additional Conditions to Obligations of DCDC. The obligation of DCDC to effect the Merger is also subject to the following conditions:

                 (a) Representations and Warranties. The representations and warranties of IMSI contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except for: (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made at and as of the Effective Time, and DCDC shall have received a certificate to such effect signed by the Chief Executive Officer and the President of IMSI.

                 (b) Agreements and Covenants. IMSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and DCDC shall have received a certificate to such effect signed by the Chief Executive Officer and the President of IMSI.

         Section 6.3 Additional Conditions to Obligation of IMSI. The obligation of IMSI to effect the Merger is also subject to the following conditions:

                 (a) Representations and Warranties. The representations and warranties of DCDC contained in this Agreement shall be true and correct in all materials respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and IMSI shall have received a certificate to such effect signed by the Chief Executive Officer and President of DCDC.

                 (b) Agreements and Covenants. DCDC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and IMSI shall have received a certificate to such effect signed by the Chief Executive Officer and the President of DCDC.


                                   ARTICLE VII

                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of DCDC, the stockholders of IMSI or the stockholders of Merger Sub, solely as follows:

                 (a) by mutual written consent duly authorized by the Boards of Directors of DCDC and IMSI;

                 (b) by DCDC or IMSI if a court of competent jurisdiction, or a governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                 (c) by DCDC if: (i) the Board of Directors of IMSI shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in any manner adverse to DCDC or shall have resolved to do any of the foregoing; (ii) after the receipt by IMSI of an offer or proposal involving an Alternative Transaction, as defined below, DCDC requests in writing that the Board of Directors of IMSI reconfirm its recommendation of this Agreement to the stockholders of IMSI and the Board of Directors of IMSI fails to do so within 10 days after its receipt of DCDC's request; (iii) the Board of Directors of IMSI shall have recommended to the stockholders of IMSI an Alternative Transaction, as defined below; (iv) a tender offer or exchange offer constituting an Alternative Transaction, as defined below, is commenced and the Board of Directors of IMSI recommends that the stockholders of IMSI tender their shares in such tender or exchange offer; or (v) for any reason IMSI fails to use its best efforts to call and hold the IMSI Stockholders Meeting;

                 (d) by DCDC, if there has been (i) a material misrepresentation or breach of warranty in the representations and warranties made herein by IMSI, or (ii) a material default in the performance of an agreement made by IMSI contained in Article V or Article VI;

                 (e) by IMSI if: (i) the Board of Directors of DCDC shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in any manner adverse to IMSI or shall have resolved to do any of the foregoing; (ii) after the receipt by DCDC of an offer or proposal involving an Alternative Transaction, as defined below, IMSI requests in writing that the Board of Directors of DCDC reconfirm its recommendation of this Agreement to the stockholders of DCDC and the Board of Directors of DCDC fails to do so within 10 days after its receipt of IMSI's request; (iii) the Board of Directors of DCDC shall have recommended to the stockholders of DCDC an Alternative Transaction, as defined below; or (iv) for any reason DCDC fails to use its best efforts to call and hold the DCDC Stockholders Meeting; or

                 (f) by IMSI, if there has been (i) a material misrepresentation or breach of warranty in the representations and warranties made herein by DCDC, or (ii) a material default in the performance of an agreement made by DCDC contained in Article VI.

         As used herein, "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than the parties hereto or any of their subsidiaries or any affiliate of any thereof (a "Third Party") acquires or would acquire more than fifty percent (50%) of the outstanding IMSI Shares, whether from the parties hereto or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the parties hereto or any of their subsidiaries by a merger or other business combination (including any so-called "merger of equals" and whether or not the parties hereto or any of their subsidiaries is the entity surviving any such merger or business combination) or
(iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the parties hereto and any entity surviving any merger or business combination including any of them) of the parties hereto or any of their subsidiaries having a fair market value equal to more than fifty percent (50%) of the fair market value of all the assets of the parties and their subsidiaries, taken as a whole, immediately prior to such transaction.

         Section 7.2 Effect of Termination.

                 (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except as set forth in Section 7.3 hereof. Nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

                 (b) The Confidentiality Agreement shall survive termination as set forth therein.

         Section 7.3 Fees and Expenses.

                 (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                 (b) IMSI shall pay DCDC a fee of $500,000, if DCDC terminates this Agreement pursuant to Section 7.1(c) or (d).

                 (c) DCDC shall pay IMSI a fee of $500,000, if IMSI terminates this Agreement pursuant to Section 7.1(e) or (f).

                 (d) The fee payable pursuant to Section 7.3(b) or (c) shall be payable immediately upon demand of DCDC or IMSI, as the case may be, and if not paid immediately upon demand, shall accrue interest at the rate of twelve percent (12%) per annum until paid.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.1 Effectiveness of Representations, Warranties and Agreements, Etc.

                 (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the representations set forth in Sections 3.10 and 3.17 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination (whether at the Effective Time or pursuant to Section 7.1) indefinitely. Nothing in this
Section 8.1(a) shall relieve any party for any breach of any representation, warranty or agreement in this Agreement occurring prior to termination.

                 (b) Any disclosure made with reference to one or more Sections of the IMSI Disclosure Schedule or the DCDC Disclosure Schedule shall be deemed disclosed only with respect to such Section unless such disclosure is made in such a way as to make its relevance to the information called for by another Section of such schedule readily apparent in which case such disclosure shall be deemed to have been included in such other Section, notwithstanding the omission of a cross reference thereto.

         Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation of receipt, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                 (a) If to DCDC:

                     Digital Creative Development Corporation
                     67 Irving Place North, Fourth Floor
                     New York, NY  10003
                     Attention: Martin Wade
                     Telephone No. (212) 387-7700
                     Telecopier No. (212) 388-9897
                 with a copy to:

                     Lehman & Eilen, LLP
                     50 Charles Lindbergh Boulevard, Suite 505
                     Uniondale, New York 11553
                     Attention: Hank Gracin, Esq.
                     Telephone No. (516) 222-0888
                     Telecopier No. (516) 222-0948

                 (b) If to IMSI:

                     International Microcomputer Software, Inc.
                     75 Rowland Way
                     Novato, California 94945
                     Attention:  Geoffrey B. Koblick
                     Telephone No.  (415) 878-4000
                     Telecopier No.  (415) 897-2544

                 with a copy to:

                     David M. Greenberg, P.C.
                     60 East Sir Francis Drake Boulevard
                     Larkspur, California 94939
                     Attention:  David M. Greenberg, Esq.
                     Telephone No.  (415) 925-8870
                     Telecopier No.  (415) 925-8875

                 (c) If to Merger Sub:

                     Digital Creative Development Corporation
                     67 Irving Place North, Fourth Floor
                     New York, NY  10003
                     Attention: Martin Wade
                     Telephone No. (212) 387-7700
                     Telecopier No. (212) 388-9897



                 with a copy to:

                     Lehman & Eilen, LLP

                     50 Charles Lindbergh Boulevard, Suite 505
                     Uniondale, New York 11553
                     Attention: Hank Gracin, Esq.
                     Telephone No. (516) 222-0888
                     Telecopier No. (516) 222-0948

         Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) "beneficial owner" with respect to any shares of the IMSI Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                 (c) "business day" means any day other than the day on which banks in the State of New York are required or authorized to be closed;

                 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                 (e) "GAAP" shall mean United States generally accepted accounting principles;

                 (f) "knowledge" of IMSI or DCDC, as the case may be, shall mean the actual knowledge of the executive officers of IMSI or the executive officers of DCDC, respectively, as such knowledge has been or reasonably should have been obtained in the normal conduct of business;

                 (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) (3) of the Exchange Act); and

                 (h) "subsidiary" or "subsidiaries" of IMSI or DCDC or any other person means a corporation, partnership, joint venture or other legal entity of which IMSI, the Surviving Corporation, DCDC or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of IMSI and/or DCDC, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


         Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto: (a) extend the time for the performance of any of the obligations or other acts; (b) waive any inaccuracies in the representations in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         Section 8.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that DCDC may assign all or any of its rights hereunder to any direct wholly owned subsidiary of DCDC provided that no such assignment shall relieve the assigning party of its obligations hereunder.

         Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) and Section 5.8 (which is intended to be for the benefit of the Surviving Corporation and may be enforced by such employees).

         Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflicts of law rules which might result in the application of the laws of any other jurisdiction).

         Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 8.14 Consent to Jurisdiction. Each of the parties hereto:

                 (a) Consents to submit itself to the personal jurisdiction of
(i) the United States District Court, Southern District, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement;

                 (b) Agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                 (c) Agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any Court other than such court;

                 (d) Agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a part at its address set forth in Section 8.2 or at such other address of which a party shall have been notified pursuant thereto; and

                 (e) Agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.


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

         IN WITNESS WHEREOF, DCDC, IMSI and Merger Sub have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers hereunder duly authorized.


                                      DIGITAL CREATIVE
                                      DEVELOPMENT CORPORATION

                                      By:  ______________________
                                      Name:    Martin Wade
                                      Title:   Chairman and
                                               Chief Executive Officer


                                      INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

                                      By:  _____________________________
                                      Name:    Geoffrey B. Koblick
                                      Title:   President and Chief
                                               Executive Officer

                                      DCDC MERGE, INC.

                                      By:  _____________________________
                                      Name:    Geoffrey B. Koblick
                                      Title:   President and Chief
                                               Executive Officer


                                       41